EXHIBIT 10.1

PREMIERWEST BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

(SERP)

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (this “Agreement”) is effective as of May 16, 2011, by and between PremierWest Bancorp, an Oregon corporation (“Bancorp”), PremierWest Bank, an Oregon state-chartered, FDIC-insured bank with its main office in Medford, Oregon (the “Bank,” and collectively with Bancorp, “PremierWest”), and T. Joe Danelson (“Executive”).

WHEREAS, the Executive is an executive eligible for Supplemental Executive Retirement Plan (“SERP”) benefits having served as an executive for over the requisite three years;

WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide SERP benefits to the Executive, payable out of the Bank’s general assets, pursuant to the standard supplemental executive retirement plan benefits approved by the Compensation Committee of the Board of Directors of the Bank on January 14, 2008 and reflected on the attached Exhibit A;

            WHEREAS, this Agreement constitutes a plan of deferred compensation;

            WHEREAS, this Agreement is intended to comply with § 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any ambiguity hereunder shall be interpreted in such a way as to comply, to the extent necessary, with Code § 409A and the regulations thereunder; and

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1        “Adjusted Base Salary” means the highest amount of Base Salary paid to the Executive during employment with the Bank.

1.2        “Base Salary” means the annual base compensation, not including any bonuses or benefits, paid to the Executive.

            1.3        “Cause” for an Executive’s termination for Cause will exist upon the occurrence of one or more of the following events:

                        (a)        Fraudulent Conduct. An act of fraud, embezzlement, or theft by Executive in the course of his employment with PremierWest;

                        (b)        Breach of Agreement. A breach by Executive of this Agreement or any employment agreement with PremierWest if such breach is not remedied or is not being remedied to the Bank’s satisfaction within 30 days after written notice, including a description of the breach, has been delivered to Executive;

                        (c)        Gross Negligence/Insubordination. Gross negligence or insubordination by Executive in the performance of his duties as an officer if such gross negligence or insubordination is not remedied or is not being remedied to PremierWest’s satisfaction within 30 days after written notice, including a description of the gross negligence or insubordination, has been delivered to Executive;

                        (d)        Breach of Fiduciary Duties. A breach by Executive of his fiduciary duties to PremierWest or its shareholders or misconduct involving dishonesty;

                        (e)        Criminal Conviction. Conviction of Executive for a felony or conviction of Executive for a misdemeanor involving moral turpitude;

                        (f)        Violation of Law. Intentional violation of any federal or state law or regulation, or significant policy of, PremierWest committed in connection with Executive’s employment, which adversely affects PremierWest;

                        (g)        FDIC Removal Order. Removal of Executive from office or prohibition of Executive from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1); or

                        (h)        Unsatisfactory Performance. If Executive’s performance review results in a rating of less than “consistently meets expectations” and Executive’s performance is not brought to at least such rating within 90 days after the performance review is complete and thereafter sustained at such rating.

1.4        “Change in Control” means the first of the following to occur to Bancorp (or to the Bank as set forth in more detail below): (1) a ‘change in the ownership,’ (2) a ‘change in the effective control,’ or (3) a ‘change in the ownership of a substantial portion of the assets’ (as those terms are defined in Treas. Reg. 1.409A-3(i)(5)).  A Change in Control as defined above includes items (a) through (e) below, provided, however, that (i) the placement of the Bank into receivership or conservatorship by the Federal Deposit Insurance Corporation or a state or federal banking regulatory agency with jurisdiction over the Bank; (ii) the acquisition of all or a substantial portion of the Bank’s assets or assumption of all or a substantial portion of the Bank’s deposit liabilities in an FDIC-assisted transaction; and (iii) a change in the composition of Bank’s or the Bancorp’s board of directors at the direction of a state or federal banking regulatory authority having jurisdiction over the Bank or Bancorp, shall not constitute a Change in Control.

            (a)        the date any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank (or Bancorp) that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Bancorp or the Bank;

            (b)        the date on which the Bancorp or the Bank merges or consolidates with another entity and as a result less than 50% of the total fair market value or total voting power of the stock of the resulting entity immediately after the merger or consolidation is held by any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), who were the holders of Bancorp’s or the Bank’s voting securities immediately before the merger or consolidation;

            (c)        the date any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Bancorp possessing 30% or more of the total voting power of the stock of Bancorp;

            (d)        the date a majority of members of Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Bancorp’s board of directors before the date of the appointment or election (except for a change in the composition of Bancorp’s board of directors at the direction of a state or federal banking regulatory authority having jurisdiction over PremierWest); or

            (e)        the date any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from PremierWest that have a total gross fair market value (the value of the assets of Bank or Bancorp, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Bank or Bancorp immediately before such acquisition or acquisitions.  However, a Change in Control does not occur to the extent that ownership of assets is transferred to: (A) a Bancorp shareholder (immediately before the asset transfer) in exchange for or with respect to his or her Bancorp stock; (B) an entity, 50% or more of the total value or voting power of which is owned directly or indirectly by Bancorp; (C) a person, or more than one person acting as a group, that owns directly or indirectly 50% or more of the total value or voting power of Bancorp; or (D) an entity, at least 50% of the total value or voting power of which is owned directly or indirectly by a person described in (C).

1.5        “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank.

1.6        “Disability Retirement” means termination of the Executive’s employment due to Disability.

1.7        “Early Retirement” means the Executive’s Termination of Employment with the Bank before Normal Retirement Age for reasons other than death, Disability, Termination under Article 5 of this Agreement, termination without Cause or termination with Good Reason.

1.8        “Early Retirement Date” means the month, day and year in which Early Retirement occurs.

1.9        “Effective Date” means the date indicated in the first paragraph hereof.

1.10      “Good Reason” for Executive’s Termination of Employment by resignation will exist upon the occurrence, without Executive’s consent, of one or more of the following events, if Executive has informed PremierWest in writing of the circumstances described below in this Section that could give rise to Termination of Employment for Good Reason within 30 days of the event and PremierWest has not removed the circumstances (or notified Executive that PremierWest disputes that such circumstances qualify as a Good Reason) within 60 days of the written notice and Executive terminates his employment within 180 days of the occurrence of the Good Reason event:

                        (a)        Reduction in Base Salary. A material reduction of Executive’s Base Salary;

                        (b)        Failure to Obtain Assumption Agreement. The failure of a successor or assign of PremierWest to assume and agree to perform this Agreement, if assignment and assumption does not automatically occur under operation of law;

                        (c)        Material Breach. A material breach of this Agreement by PremierWest that is not corrected within a reasonable time; or

                        (d)        Relocation of Executive. Requiring Executive to change his principal work location to any location that is more than 25 miles from the location of the Bank’s principal executive offices on the Effective Date.

1.11      “Normal Retirement Date” means the Executive’s 65th birthday.

1.12      “Person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

1.13      “Plan Year” means a twelve-month period commencing on January 1, and ending on the last day of December of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.14      “Specified Employee” means an individual who, as of the date of his or her Separation from Service, meets the requirements to be a “key employee” as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and without regard to Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date.  For purposes of this determination, the Specified Employee Identification Date is each December 31 and the Specified Employee Effective Date is the April 1 following such Identification Date.  If the individual is a key employee as of a Specified Employee Identification Date, the individual is treated as a “key employee” for purposes of this section for the entire 12-month period beginning on the Specified Employee Effective Date.  The terms “Identification Date” and “Effective Date” for purposes of this paragraph have the meanings specified in Treas. Reg. 1.409A-1(i)(3) and (4).

1.15      “Separation from Service” means the date on which an Executive dies, retires or otherwise has a termination of employment with PremierWest. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that PremierWest and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period in which the Executive provided services to PremierWest if the Executive has been providing services for less than thirty-six (36) months). An Executive will not be deemed to have experienced a Separation from Service if such Executive is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six (6) months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six (6) months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period.   For purposes of determining if there has been a Separation from Service, PremierWest is defined to include all members of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes the Bank, as modified by this Section. An Executive shall be considered to be in the employ of PremierWest and its related affiliates and subsidiaries as long as he remains an employee of the Bank, any subsidiary corporation of the Bank, or any corporation to which substantially all of the assets and business of the Bank are transferred. For this purpose, a subsidiary corporation of the Bank is any corporation (other than the Bank) in an unbroken chain of corporations beginning with the Bank if, as of the date such determination is to be made, each of the corporations other than the last corporation in the unbroken chain owns stock possessing greater than 50 percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.16      “TARP Period” means the period ending on the last date upon which any obligation arising from financial assistance received by Bancorp under the U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program remains outstanding (disregarding any warrants to purchase common stock of Bancorp that the U.S. Treasury may hold).

1.17      “Termination of Employment” with the Bank means a Separation from Service.

ARTICLE 2

LIFETIME BENEFITS

2.1        Normal Retirement Benefit.  Upon the Executive’s Termination of Employment on or after the Normal Retirement Date for reasons other than death or Disability, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

2.1.1     Amount of Benefit.  The annual benefit under this Section 2.1 shall be calculated as a percentage of Base Salary. The applicable percentage is the percentage corresponding to the Plan Year in which the Executive’s Termination of Employment (for reasons other than death or Disability) on or after the Normal Retirement Date occurs as shown on Exhibit A.

2.1.2     Payment of Benefit.  The payment of benefits under this Section 2.1 shall begin on the first day of the seventh month after the Executive’s Termination of Employment.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month for a period of 15 years (with 6 monthly payments accumulated and paid on the commencement date and one payment made each month thereafter for the next 14 years and 6 months).  The monthly payments made hereunder shall be considered a series of separate payments for purposes of Code § 409A.

2.2        Early Retirement Benefit.  Upon Early Retirement the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

2.2.1     Amount of Benefit.  The annual benefit under this Section 2.2 is calculated as a percentage of Base Salary. The applicable percentage is the percentage corresponding to the Plan Year in which Early Retirement occurs as shown on Exhibit A.

2.2.2     Payment of Benefit.  The payment of benefits under this Section 2.2 shall begin on the later of: (i) Executive’s Normal Retirement Date or (ii) the first day of the seventh month after the Executive’s Termination of Employment.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month for a period of 15 years (with 6 monthly payments accumulated and paid on the commencement date and one payment made each month thereafter for the next 14 years and 6 months).  The monthly payments made hereunder shall be considered a series of separate payments for purposes of Code § 409A.

2.3        Premature Termination Benefit.  If the Executive’s employment with the Bank is terminated by the Bank without Cause or by the Executive for Good Reason, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1     Amount of Benefit.  The annual benefit under this Section 2.3 is calculated as a percentage of the Adjusted Base Salary. The applicable percentage is the percentage corresponding to the Plan Year in which the Termination of Employment by the Bank without Cause or by the Executive for Good Reason occurs, as shown on Exhibit A.

2.3.2     Payment of Benefit.  The payment of benefits under this Section shall begin on the first day of the seventh month after the Executive’s Termination of Employment.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month for a period of 15 years (with 6 monthly payments accumulated and paid on the commencement date and one payment made each month thereafter for the next 14 years and six months).  The monthly payments made hereunder shall be considered a series of separate payments for purposes of Code § 409A.

2.4        Disability Retirement Benefit.  Upon the Executive’s Disability Retirement, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement.

2.4.1     Amount of Benefit.  The annual benefit under this Section 2.4 is calculated as a percentage of Base Salary. The applicable percentage is the percentage corresponding to the Plan Year in which Disability Retirement occurs as shown on Exhibit A.

2.4.2     Payment of Benefit.  The payment of the benefits under this Section 2.4 shall begin on the first day of the month following the month in which Disability Retirement occurs.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month for a period of 15 years.

ARTICLE 3

DEATH BENEFITS

3.1        Death During Active Service.  If the Executive dies in active service to the Bank before the Normal Retirement Date, the Executive’s designated beneficiary is entitled to receive the benefit in this Section 3.1 instead of any other benefit under this Agreement.

3.1.1     Amount of Benefit.  The annual benefit under this Section 3.1 is calculated as a percentage of the Adjusted Base Salary. The applicable percentage is the percentage corresponding to year in which the Normal Retirement Date would have occurred. In its sole discretion, the Bank’s board of directors may increase the applicable percentage and such increase shall be reflected in a revised Exhibit A.

3.1.2     Payment of Benefit.  Beginning with the month after the Executive’s death, the Bank shall pay the annual benefit to the Executive’s designated beneficiary in 12 monthly installments on the first day of each month. The annual benefit shall be paid to the Executive’s designated beneficiary for 15 years.

3.2        Death During Benefit Period.  If the Executive dies after benefit payments under Article 2 have commenced, and if benefit payments have been paid to Executive for less than 15 years, the Bank shall pay to the Executive’s beneficiary(ies) at the same time and in the same amounts the benefits that would have been paid to Executive, had the Executive survived, but the total period of payments to Executive and Executive’s beneficiary(ies) shall not exceed 15 years.

3.3        Death After Termination of Employment But Before Benefit Payments Commence.  If the Executive is entitled to benefit payments under Article 2, but dies before payments commence, the benefits shall be payable to the Executive’s beneficiary(ies), but the payments shall commence on the first day of the month after the date of the Executive’s death, and payments shall be paid to the beneficiary(ies) for 15 years. Annual payments shall be in the same amounts they would have been paid to the Executive had the Executive survived.

ARTICLE 4

BENEFICIARIES

4.1        Beneficiary Designations.  The Executive shall designate a beneficiary or beneficiaries by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will be effective only if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2        Facility of Payment.  If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require such proof of incapacity, minority or guardianship as the Bank deems appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for such benefit.

ARTICLE 5

GENERAL LIMITATIONS; TARP RESTRICTIONS

5.1        Removal.  If the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.2        Insolvency.  If the Commissioner of the Oregon Department of Banking appoints the Federal Deposit Insurance Corporation as receiver for the Bank under Oregon Revised Statutes section 711.405, all obligations under this Agreement shall terminate as of the date of the Bank’s declared insolvency.

5.3        TARP. During the TARP Period, the provisions of Exhibit B to this Agreement shall control; in the event of conflict between Exhibit B and the remainder of this Agreement during the TARP Period, the provisions of Exhibit Bshall prevail.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1        Claims Procedure.  If the Executive or his beneficiary (“claimant”) has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1     Initiation – Written Claim.  The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2     Timing of Bank Response.  The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3     Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1  The specific reasons for the denial;

6.1.3.2  A reference to the specific provisions of the Agreement on which the denial is based;

6.1.3.3  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

6.1.3.4  An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

6.1.3.5  A statement of the claimant’s right to bring a civil action under ERISA (Employees Retirement Income Security Act) Section 502(a) following an adverse benefit determination on review.

6.2        Review Procedure.  If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1     Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2     Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3     Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4     Timing of Bank Response.  The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5     Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1  The specific reasons for the denial;

6.2.5.2  A reference to the specific provisions of the Agreement on which the denial is based;

6.2.5.3  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

6.2.5.4  A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7

MISCELLANEOUS

7.1        Amendments and Termination.  This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

7.2        Binding Effect.  This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

7.3        No Guarantee of Employment.  This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4        Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5        Successors; Binding Agreement.  If any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank does not assume this Agreement by operation of law, the Bank shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank’s failure to obtain an assumption agreement, if necessary, before the succession becomes effective shall be considered a breach of this Agreement and shall entitle the Executive to the right to payments specified in Section 2.5. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Bank, by any merger, consolidation or acquisition where the Bank is not the surviving corporation, by any transfer of all or substantially all of the Bank’s assets, or by any other change in the Bank’s structure or the manner in which the Bank’s business or assets are held.  The Executive shall not be deemed to have had a Termination of Employment upon the occurrence of one of the foregoing events.

7.6        Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7        Applicable Law.  Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the principles of conflict of laws of such state.

7.8        Unfunded Arrangement.  The Executive and the Executive’s beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary(ies) have no preferred or secured claim.

7.9        Administration.  The Bank shall have the powers that are necessary to administer this Agreement, including but not limited to the power to:

(a)      interpret the provisions of the Agreement;

(b)      establish and revise the method of accounting for the Agreement;

(c)      maintain a record of benefit payments; and

(d)      establish rules and prescribe forms necessary or desirable to administer the Agreement.

7.10      Named Fiduciary.  The Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

7.11      Severability.  If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall in no way affect the remainder of the provision, and the remainder of such provision, together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.12      Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.13      Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. If the communication is to the Bank, it should be directed to the Bank’s Chief Executive Officer and addressed to the Bank’s corporate office. If the communication is to the Executive, it should be addressed to the most recent address provided by the Executive to the Bank.

7.14      IRC § 1035 Exchanges.  The Executive recognizes and agrees that after this Agreement is adopted the Bank may wish to purchase or exchange a policy of life insurance on the Executive’s life, to be used to fund the benefit under Article 2 of this Agreement for another contract of life insurance insuring the Executive’s life. Provided that the policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the policy or, if necessary, for modifying or updating to a comparable insurer.

7.15      Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter hereof.  No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

ARTICLE 8

409A

8.1        409A Delay in Commencement of Payments.  Notwithstanding any provision to the contrary, if, at the time of Executive’s termination, he or she is a Specified Employee, then to the extent necessary to avoid subjecting the Executive to the imposition of any additional income tax under Code section 409A(a), amounts that would otherwise be payable hereunder during the six-month period immediately following Executive’s Separation from Service shall not be paid to the Executive during such period, but shall instead be accumulated and paid to the Executive (or, in the event of the Executive’s death, the Executive’s estate) in a lump sum on the first business day after the earlier of the date that is six (6) months and one (1) day following the Executive’s Separation from Service or the Executive’s death; provided, further, that any amount payable hereunder that is subject to the foregoing restrictions on Specified Employees may not be paid before the later of (a) the date that is eighteen months following the effective date of the Compensation Modification Agreement dated December 31, 2010, or (b) the date provided in the previous sentence, with suspended payments accumulated and paid in a lump sum on the first business day after the date that is six (or eighteen, if applicable) months and one (1) day following the Executive’s Separation from Service.

            8.2        Changing the Time or Form of Distribution.  This Agreement does not permit the Executive to change the time or form of any distribution.  If this Agreement is amended to permit such changes, the time and form of payment elected cannot be changed by the Executive except as follows: (a) for a scheduled distribution, his change must filed with the Bank no later than the last day of the plan year that ends at least 12 months before the payment commencement date; (b) his change cannot take effect earlier than twelve months after the change is requested; and (c) except where related to death or disability, the payment under the newly elected form of payment cannot be made sooner than five years after the payment commencement date for the form of payment that the Executive has elected to change.  The payment commencement date for a series of installment payments is treated as the date on which the first of such installment payments would be made under the terms of this agreement.  Where the payment commencement date is stated as a period of time (e.g., a 90-day period following a distribution event), the payment commencement date for purposes of this section is the first day of such period.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement the day and year first written above.

THE EXECUTIVE:                                                      THE BANK:

                                                                                    PREMIERWEST BANK

___________________________________              By: ________________________________

T Joe Danelson                                                             Its: ________________________________

                                                                        BANCORP:

                                                                        PremierWest Bancorp

                                                                        By:________________________________

                                                                        Its: ________________________________

Agreement to Cooperate with Insurance Underwriting Incident to I.R.C. § 1035 Exchange

I acknowledge that I have read this Agreement and agree to be bound by its terms, particularly the covenant on my part set forth in Section 7.14 to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under Article 2 of this Agreement.

_________________________________                  __________________________________

Witness                                                                                    T. Joe Danelson

BENEFICIARY DESIGNATION

PREMIERWEST BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

(SERP)

I designate the following as beneficiary of any death benefits under this Supplemental Executive Retirement Plan Agreement:

Primary: _____________________________________________________

Contingent: ___________________________________________________

Note:   To name a trust as beneficiary, please provide the name of the trustee(s) and the exact  name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature: ____________________________________________

                        T. Joe Danelson

Date: ________________________________________________

Accepted by the Bank this ________ day of ________________, 2011.

By: _________________________________

Title: ________________________________

EXHIBIT A

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

The following schedule sets forth the applicable percentage for purposes of calculating the annual benefits, as referenced in Article 2 of the SERP Agreement.

Plan Year	Year ended December 31,	Executive’s Age at End of Period	Applicable Percentage %
1	2011	53	14
2	2012	54	16
3	2013	55	18
4	2014	56	20
5	2015	57	22
6	2016	58	24
7	2017	59	26
8	2018	60	28
9	2019	61	30
10	2020	62	32
11	2021	63	34
12	2022	64	36
13	2023	65	38

EXHIBIT B

1          Definitions. As used in this Exhibit B, the following terms have the meanings specified:

            (a)        “ARRA” means the American Recovery and Reinvestment Act of 2009;

            (b)        “CPP” means the Capital Purchase Program component of the TARP;

            (c)        “EESA” means the Emergency Economic Stabilization Act of 2008;

            (d)        “TARP” means the Troubled Asset Relief Program established by the Treasury pursuant to the EESA;

            (e)        “TARP Compensation Standards” means provisions of the EESA and the ARRA governing compensation and associated regulations, interpretations and guidance that are now, or may in the future be, issued, including the Treasury’s Interim Final Rule under 31 CFR Part 30; and

            (f)        “Treasury” means the United States Department of the Treasury.

Capitalized terms used but not defined in this Exhibit B have the meanings set forth in the TARP Compensation Standards.

2          TARP Compensation Standards. As a participant in the CPP, PremierWest is subject to various executive compensation restrictions under the TARP Compensation Standards. Among other requirements, the TARP Compensation Standards:

            (a)        prohibit PremierWest from making any Golden Parachute Payment to its Senior Executive Officers or any of the next five Most Highly-Compensated Employees;

            (b)        prohibit PremierWest from paying or accruing any Bonus Payment to the five Most Highly-Compensated Employees, except as permitted by the TARP Compensation Standards;

            (c)        require PremierWest to recover or “clawback” any Bonus Payment to its Senior Executive Officers or any of the next 20 Most Highly-Compensated Employees if payment was based on materially inaccurate financial statements or performance metric criteria;

            (d)        prohibit PremierWest from maintaining any Employee Compensation Plan that would encourage the manipulation of reported earnings to enhance the compensation of any employee;

            (e)        prohibit PremierWest from maintaining any Compensation Plan that encourages Senior Executive Officers to take unnecessary and excessive risks that threaten the value of PremierWest; and

            (f)        prohibit PremierWest from providing Gross-Ups to its Senior Executive Officers or the next 20 Most Highly-Compensated Employees.

This Exhibit B evidences Executive’s and PremierWest’s intent to comply with the TARP Compensation Standards.

3          Amendment and Modification. In the event that all or any portion of this Agreement is found to be in conflict with the requirements of the TARP Compensation Standards, this Agreement shall be automatically amended or modified to the extent necessary to comply with the TARP Compensation Standards, and this Agreement shall be interpreted and administered accordingly. To the extent that future revisions of this Agreement are required to give effect to or for PremierWest to comply with the TARP Compensation Standards, Executive shall accept such revisions promptly.

4          Golden Parachute Restriction. In the event Executive’s employment terminates and at such time (a) Executive is one of the Senior Executive Officers or employees that PremierWest is prohibited from making a Golden Parachute Payment to under the TARP Compensation Standards and (b) any payment under this Agreement is a Golden Parachute Payment under the TARP Compensation Standards, Executive shall not be entitled to receive such payment only to the extent such payment is prohibited by the TARP Compensation Standards.

5          Bonus Payment Restriction. In the event that any payment or accrual under this Agreement is a Bonus Payment under the TARP Compensation Standards and at the time such Bonus Payment is to be paid or accrual is to be made Executive is one of the employees that PremierWest is prohibited from making a Bonus Payment to under the TARP Compensation Standards, Executive shall not be entitled to receive such payment or accrual only to the extent such payment or accrual is prohibited by the TARP Compensation Standards.

6          Clawback. Notwithstanding any provision in this Agreement to the contrary, if it is later determined that payments under this Agreement were based on materially inaccurate financial statements or performance metric criteria, the full amount of any and all payment(s) that have been made to Executive under this Agreement shall become immediately due and owing to PremierWest, and Executive shall repay the full amount of such payment(s) to PremierWest in accordance with and in a manner that complies with the requirements of the TARP Compensation Standards. Notwithstanding the foregoing, any such recovery shall be required hereunder only to the minimum extent necessary to comply with the applicable requirements of the TARP Compensation Standards.

7          Waiver.  In consideration for the benefits Executive will receive as a result of PremierWest Bancorp’s participation in the United States Department of the Treasury’s TARP Capital Purchase Program, Executive hereby voluntarily waives any claim against the United States or PremierWest for any changes to my compensation or benefits that are required to comply with regulations issued by the Department of the Treasury.  Executive acknowledges that such regulations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements that Executive has with PremierWest or in which Executive participate as they relate to the period the United States holds any equity securities of Executive acquired through the TARP Capital Purchase Program.  This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments Executive would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on Executive’s employment relationship.

8          Miscellaneous. This Exhibit B shall remain in force and effect only during the TARP Period. This Exhibit B is not determinative of Executive’s status as a Senior Executive Officer or as an employee affected by the TARP Compensation Standards, and Executive reserves the right to contest his designation as such now or in the future. Executive shall not be deemed to waive any right to contest the determination of PremierWest or the Treasury as to the amounts owed to Executive by PremierWest pursuant to this Agreement. In the event that any of the TARP Compensation Standards are overturned by a non-appealable determination of a court of competent jurisdiction or otherwise rescinded or revised, with the effect that all or any portion of any formerly withheld or recovered payment could be made to Executive, such amount shall become immediately due and payable to Executive.